Exhibit 99.2

News Release

Contact

David Speechly, Ph.D.

510.749.1853

David.Speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA REPORTS FIRST QUARTER FISCAL 2008 RESULTS

ALAMEDA, CA — October 24, 2007 — Celera Group (NYSE: CRA), an Applera Corporation business, today reported revenues of $16.1 million for the first quarter of fiscal 2008, compared to $10.2 million in the prior year quarter. The first quarter fiscal 2008 results included $5.0 million of net revenues related to the achievement of a drug development license milestone by a third party and the resale of a small molecule drug development program as described under Financial Highlights below. For the first quarter of fiscal 2008, Celera reported net income of $0.7 million, or $0.01 per share, compared to a net loss of $7.1 million, or $0.09 per share, for the prior year quarter. The first quarter fiscal 2007 results included a pre-tax charge of $3.5 million for Celera’s estimated share of a damage award in continuing litigation between Abbott Laboratories, Celera’s alliance partner, and Innogenetics N.V. All per share amounts refer to Applera Corporation-Celera Group Common Stock.

“Completing the acquisitions of Berkeley HeartLab, Inc. and Atria Genetics, Inc. moves Celera closer toward its objective of becoming a leader in the practice of personalized disease management,” said Tony L. White, Chairman and Chief Executive Officer of Applera Corporation.

“This has been a very productive quarter for us, and we’re pleased to record profitable results for the first time in Celera’s history due, in part, to the achievement of a drug development license milestone by Merck and the resale of a small molecule drug development program,” said Kathy Ordoñez, President of Celera. “The recently completed acquisitions of Berkeley HeartLab and Atria further strengthen our position in personalized disease management, while providing us with increased revenues and profits, a domestic commercial infrastructure, and greater control over our future success.”

Financial Highlights

•

Reported revenues for the first quarter of fiscal 2008 increased $5.9 million to $16.1 million, compared to $10.2 million for the first quarter of fiscal 2007. The first quarter fiscal 2008 results included revenue of: $3.0 million from the resale of Celera’s cathepsin S inhibitor program to a privately-held drug development company; $2.4 million from agreements with Siemens Medical Solutions Diagnostics,

CELERA REPORTS FIRST QUARTER FISCAL 2008 RESULTS

which include the licensing of real time PCR thermal cycling instruments and reagents in the human in vitro diagnostics field; and $2.0 million from Merck & Co., Inc. as a result of the cathepsin K inhibitor program entering a Phase III clinical trial. Also contributing to the increase in reported revenues were higher royalties from other diagnostic licensees. The increase in reported revenues was partially offset by a lower equalization payment from Abbott compared to the prior year quarter.

Reported revenues for the Group are comprised of product sales, equalization payments, and license and collaborative revenues. Product sales consist primarily of shipments to our partner, Abbott, at cost. Revenues from items that are outside of the alliance with Abbott are also reported in this category. Equalization payments result from an equal sharing of alliance profits and losses between the alliance partners and vary each period depending on the relative income and expense contribution of each partner.

•

R&D expenses for the first quarter of fiscal 2008 were $10.7 million, compared to $13.2 million in the prior year quarter. The decrease was primarily due to reduced proteomics discovery spending. SG&A expenses for the first quarter of fiscal 2008 increased to $8.1 million from $7.2 million in the prior year quarter. The increase was primarily due to expenses related to the review of Applera’s corporate structure.

•

At September 30, 2007, the Group’s cash and short-term investments were approximately $548 million, compared to approximately $561 million at June 30, 2007. The level of cash and short-term investments at the end of the first quarter of fiscal 2008 was impacted by the timing of the collection of licensing and milestone payments recorded in the quarter, as well as the equalization payment from Abbott received at the beginning of the second quarter of fiscal 2008.

Supplemental Financial Information

•

For the first quarter of fiscal 2008, total end-user sales of products in the alliance with Abbott were $24.9 million, compared to $25.3 million in the prior year quarter. Lower sales of cystic fibrosis analyte specific reagents (ASRs), coupled with the removal of the HCV genotyping ASRs due to an injunction against sales of these products by Abbott issued in the Innogenetics litigation, were the primary reasons for the decline in end-user revenues this quarter. This decline was partially offset by increased sales of HIV, hepatitis C, hepatitis B, chlamydia, and gonorrhea Real-Time™ assays used on the m2000™ system, as well as increased sales of fragile X and thrombosis related ASRs.

“This was a challenging quarter for products within the alliance and the corresponding end-user alliance sales,” Ms. Ordoñez added. “There were somewhat difficult year-over-year comparisons linked to a large order in Russia in the prior year quarter, coupled with reduced cystic fibrosis ASR sales as a result of inventory reduction and, we believe, reduced reagent utilization due to test re-optimization, by a major customer in the U.S. this last quarter, as well as the loss of HCV genotyping sales due to the injunction. However, we were encouraged with the sustained penetration of the m2000 system in Europe and initial feedback on placements here in the U.S.”

CELERA REPORTS FIRST QUARTER FISCAL 2008 RESULTS

Business and Scientific Highlights

•

In October, Celera completed the acquisition of substantially all of the assets of Atria Genetics, Inc. for approximately $33 million in cash. Atria markets human leukocyte antigen testing products that are used to match donors and recipients for bone marrow transplantation.

•

In October, Celera completed the acquisition of Berkeley HeartLab, Inc. (BHL) for approximately $195 million in cash. BHL is a cardiovascular healthcare company with a broad portfolio of CLIA certified tests and disease management services focused on the secondary prevention market.

•

In October, Celera and its collaborators published results in Genetics in Medicine from the Atherosclerosis Risk in Communities study and two independent case-control studies describing the development of a Genetic Risk Score™ based on five gene variants that predicts risk for coronary heart disease.

•

In September, Celera announced it entered into agreements with Siemens Medical Solutions Diagnostics which include a license conferring rights in the human in vitro diagnostics field to the Applera patents for real time PCR thermal cycling instruments and reagents. Under the agreements, Siemens will make up to a $24 million payment over 10 quarters, and potentially additional future royalties, to Celera for these rights.

•

In September, Celera recorded a milestone payment from Merck in recognition of Merck’s advancement of odanacatib (formerly MK-0822), an orally available highly selective inhibitor of the cathepsin K enzyme, into a Phase III clinical trial as a potential treatment for osteoporosis. If this candidate or others developed under the cathepsin K collaboration are advanced further toward commercialization, Celera will potentially receive additional milestone payments and royalties from Merck on net sales of products developed under the collaboration.

•

In September, Celera and its collaborators published a paper in Public Library of Science (Medicine) describing novel variants in the TRAF1/C5 gene region that predict individual susceptibility to, and severity of, rheumatoid arthritis (RA). Compared with non-carriers, carriers of the risk variants (about 65-70 percent of the general population) had an approximate 37 percent increased risk for developing RA.

•

In September, Celera entered into a research collaboration with Merck & Co., Inc. to develop biomarker and pharmacogenomic tests for cancer patients. Under the terms of the agreement, Celera will evaluate the use of certain gene expression profiles identified by Merck with the goal of developing diagnostic predictors for use in Merck’s clinical trials and to potentially form the basis for commercial companion diagnostic tests for oncology therapies.

•	In September, Celera received notification from U.S. Food and Drug Administration that its Cystic Fibrosis Genotyping Assay had been cleared for marketing in the U.S.

•

In August, Abbott received a supplemental Premarket Approval from the U.S. Food and Drug Administration for its recently introduced Real-Time HIV-1 viral load test. The approval allows Abbott to market a number of enhancements to the test, including a new design feature that gives laboratories the

CELERA REPORTS FIRST QUARTER FISCAL 2008 RESULTS

flexibility to perform HIV-1 viral load tests with smaller amounts of blood plasma. Abbott markets the m2000 system and a menu of tests throughout the world as part of a strategic alliance with Celera.

•

In August, we announced that the Applera Board of Directors had retained Morgan Stanley to explore alternatives to its current tracking stock structure. While a final decision has not been made related to this complex analysis, efforts to-date indicate a preference toward dissolving the current structure and creating separate publicly traded companies for Applied Biosystems and Celera. We intend to update shareholders as the analysis is completed and the decision is finalized.

Celera Outlook

Celera anticipates that its fiscal 2008 financial performance could be affected by various factors including: the ability of Celera to successfully integrate the operations of BHL and Atria; demand for current and new diagnostic products, including demand for the products of BHL and Atria; adoption of the m2000 system in the U.S. and other markets; potential revenue from technology licenses and collaborations; and potential changes to the U.S. Food and Drug Administration regulations governing the sale of products and services. Subject to the inherent uncertainty associated with these factors, Celera has the following expectations regarding its financial performance for fiscal 2008:

•	Total reported revenues are anticipated to be $135 - $145 million.

•	Reported R&D expenses are anticipated to be $45 - $50 million, and SG&A expenses are anticipated to be $70 - $75 million.

•

Celera anticipates that it will be profitable on a non-GAAP basis for the second half of fiscal 2008. Amortization of intangibles relating to the Berkeley HeartLab and Atria Genetics acquisitions and restructuring charges, which are excluded in the determination of non-GAAP earnings per share, are expected to be between $0.07 - $0.09 per share for the remainder of this fiscal year.

•	The total pre-tax impact of FAS 123R in fiscal 2008 is expected to be approximately $7 million, with an EPS impact of approximately $0.06.

•

For fiscal 2008, Celera expects to spend approximately $220 - $230 million on the acquisitions of Berkeley HeartLab and Atria Genetics, including all transaction costs. Celera currently anticipates it will end the fiscal year with $320 - $330 million in cash and short-term investments. This does not include any proceeds that might be received from the sale of Celera’s small molecule facility in South San Francisco, CA.

Other risks and uncertainties that may affect Celera’s financial performance are detailed in the Forward-Looking Statements section of this release.

The comments in the Outlook section of this press release reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

CELERA REPORTS FIRST QUARTER FISCAL 2008 RESULTS

Use of Non-GAAP Financial Measures

This press release contains forward-looking non-GAAP financial measures. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or other non-GAAP financial measures that we present are: restructuring charges, including severance charges and asset impairment charges; amortization of acquired intangibles; and tax adjustments, including settlements and the impact of new tax legislation. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. We have not provided corresponding forward-looking GAAP financial measures because these measures are not accessible to us. We cannot predict the occurrence, timing, or amount of all non-GAAP items that we exclude from our non-GAAP financial measures but which could potentially be significant to the calculation of our GAAP financial measures for future fiscal periods.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately. The Applied Biosystems Group portion of the call will start at 11:00 a.m. (ET). The Celera Group portion of the call will start at 11:45 a.m. (ET), or immediately following the end of the Applied Biosystems portion of the call, if later.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 617.213.4868 and enter passcode 30206613 at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media” section of either www.applera.com, www.celera.com, or www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on October 24 until November 7, 2007. Interested parties should call 617.801.6888 and enter passcode 85035103.

About Applera Corporation and Celera

Applera Corporation consists of two operating groups. Celera is a diagnostics business delivering personalized disease management solutions through a combination of tests and services based on proprietary genetics

CELERA REPORTS FIRST QUARTER FISCAL 2008 RESULTS

discovery platforms. The business is developing diagnostic products that predict disease risk, and optimize therapy selection, monitoring, and patient outcome, based on the discovery and validation of novel markers in complex diseases such as cardiovascular disease, breast cancer, and liver and autoimmune diseases. Celera also maintains a strategic alliance with Abbott for the development and commercialization of some of its molecular diagnostic products. Applied Biosystems serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, such as testing required for food and pharmaceutical manufacturing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of approximately $2.1 billion during fiscal 2007. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Celera is available at http://www.celera.com.

Forward-Looking Statements

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “intend,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera’s business include but are not limited to: (1) Celera may not successfully integrate the business and workforce of Berkeley HeartLab, which has approximately doubled Celera’s workforce, and it may not successfully operate and grow this business as planned, among other reasons due to the fact Berkeley operates in the regulated clinical diagnostics testing market, a new business area for Celera; (2) Celera’s business is substantially dependent on maintaining its existing strategic alliance with Abbott Laboratories and entering into new collaborations, alliances, and similar arrangements with other companies, which may not be successful; (3) Celera does not have the resources necessary to develop therapeutic products and therefore will not be able to participate in the development or commercialization of therapeutic products other than through collaborations or licensing arrangements with other companies; (4) Celera is using novel and unproven methods to discover markers for the development of new diagnostic products and targets for the development of new therapeutics, which may not be successful; (5) clinical trials of therapeutic or diagnostic products may not proceed as anticipated, may take several years and be very expensive, and may not be successful; (6) diagnostic or therapeutic products may not receive required regulatory clearances or approvals; (7) the diagnostic and therapeutic industries are very competitive, and new therapeutic or diagnostic products may not be accepted and adopted by the market; (8) demand for diagnostic or therapeutic products may be adversely affected if users of these products cannot receive adequate reimbursement for these products from third party payors such as private insurance companies and government

CELERA REPORTS FIRST QUARTER FISCAL 2008 RESULTS

insurance plans; (9) the U.S. Food and Drug Administration has issued an interpretation of the regulations governing the sale of Analyte Specific Reagent products which could harm Celera's business because the interpretation may require regulatory clearance or approval for some existing Celera and Abbott products that to date have been sold without clearance or approval, and because it may make development of new Analyte Specific Reagent products more difficult; (10) Celera relies on access to biological materials and related clinical and other information for some of its research and development efforts, and such materials and information may be in limited supply or inaccessible to Celera; (11) Celera may be subject to product liability or other claims as a result of the testing or use of therapeutic or diagnostic products, including those commercialized through collaborators or licensees; (12) Celera relies on scientific and management personnel having the necessary training and technical backgrounds and also on collaborations with scientific and clinical experts at academic and other institutions who may not be available to Celera or who may compromise the confidentiality of Celera’s proprietary information; (13) Celera may be subject to liabilities related to its use, manufacture, sale, and distribution of hazardous materials; (14) Celera’s ability to protect its intellectual property is uncertain, its ability to protect its trade secrets is limited, Celera is subject to the risk of infringement claims, and it may need to license intellectual property from third parties to avoid or settle such claims; (15) Celera is dependent on the operation of computer hardware, software, and Internet applications and related technology; (16) an adverse outcome in legal proceedings involving Abbott could harm Celera’s business and subject it to liabilities; (17) legal, ethical, and social issues related to the use of genetic information could adversely affect demand for Celera’s diagnostic products; (18) future acquisitions by Celera may not be successful, may divert management from operations, may cause dilution, and may result in impairment or other charges; (19) the outcome of the existing stockholder litigation is uncertain; (20) Celera has limited commercial manufacturing experience and capabilities and relies on a single manufacturing facility for manufacturing its diagnostic products; (21) Celera relies on a single supplier or a limited number of suppliers for key components of certain of its diagnostic products; (22) Celera’s principal facilities are subject to the risk of earthquakes, which could interrupt operations; and (23) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

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Copyright 2007 Applera Corporation. All Rights Reserved. AB(Design) and Celera and ViroSeq are registered trademarks, and Applied Biosystems and Applera are trademarks of Applera Corporation or its subsidiaries in the U.S. and/or certain other countries. RealTime and m2000 are trademarks of Abbott Laboratories or its subsidiaries in the U.S. and/or certain other countries.

APPLERA CORPORATION

CELERA GROUP

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Three months ended
	September 30,
	2007	2006
Net revenues	$16.1	$ 10.2
Cost of sales	3.1	3.8

Gross margin	13.0	6.4
Research and development	10.7	13.2
Selling, general and administrative	8.1	7.2
Employee-related charges, asset impairments and other		3.5

Operating loss	(5.8)	(17.5)
Interest income, net	7.2	6.5
Other income (expense), net	(0.3)	0.1

Income (loss) before income taxes	1.1	(10.9)
Provision (benefit) for income taxes	0.4	(3.8)

Net income (loss)	$ 0.7	$ (7.1)

Earnings (loss) per share analysis

Net income (loss) per share
Basic and diluted	$0.01	$(0.09)

Weighted average number of common shares
Basic	79,081,000	77,770,000
Diluted	80,301,000	77,770,000

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended September 30, 2007

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$501.2	$16.1	$(0.6)	$516.7
Cost of sales	221.3	3.1	(0.1)	224.3

Gross margin	279.9	13.0	(0.5)	292.4
Selling, general and administrative	148.4	8.1		156.5
Research and development	50.6	10.7	(0.5)	60.8
Amortization of purchased intangible assets	2.6			2.6
Asset dispositions and legal settlements	(7.6)			(7.6)

Operating income (loss)	85.9	(5.8)		80.1
Interest income, net	3.6	7.2		10.8
Other income (expense), net	1.1	(0.3)		0.8

Income before income taxes	90.6	1.1		91.7
Provision for income taxes	29.7	0.4	(0.1)	30.0

Net income	$ 60.9	$ 0.7	$ 0.1	$ 61.7

Net income per share
Basic	$ 0.33	$0.01
Diluted	$ 0.32	$0.01

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended September 30, 2006

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$476.3	$ 10.2	$(1.1)	$485.4
Cost of sales	220.7	3.8	(0.4)	224.1

Gross margin	255.6	6.4	(0.7)	261.3
Selling, general and administrative	135.1	7.2		142.3
Research and development	45.1	13.2	(0.4)	57.9
Amortization of purchased intangible assets	2.7			2.7
Employee-related charges, asset impairments and other		3.5		3.5
Asset dispositions and legal settlements	9.1			9.1
Acquired research and development	114.3			114.3

Operating loss	(50.7)	(17.5)	(0.3)	(68.5)
Gain on investments, net	0.2			0.2
Interest income, net	2.6	6.5	0.1	9.2
Other income (expense), net	1.3	0.1		1.4

Loss before income taxes	(46.6)	(10.9)	(0.2)	(57.7)
Provision (benefit) for income taxes	12.1	(3.8)		8.3

Net loss	$ (58.7)	$ (7.1)	$(0.2)	$ (66.0)

Net loss per share
Basic	$ (0.32)	$(0.09)
Diluted	$ (0.32)	$(0.09)